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EXHIBIT 10.13


                            CORNERSTONE PROPERTY INC.
                              126 EAST 56TH STREET
                               NEW YORK, NY 10022

          TELEPHONE (212) 605-7100        FACSIMILE (212) 605-7199



                                                                          [Date]

[Employee]
[Address]


                               RETENTION AGREEMENT


Dear [Employee]:

         Cornerstone Properties Inc., a Nevada corporation (the "COMPANY"), considers it essential to the best interests of its stockholders to take reasonable steps to retain key management personnel. Further, the Board of Directors of the Company (the "BOARD") recognizes that the uncertainty and questions which may arise among management in the context of a change in control of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

         The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company and its subsidiaries, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company.

         In order to induce you to remain in the employ of the Company, the Company has determined to enter into this letter agreement (this "AGREEMENT") which addresses the terms and conditions of your employment in the event of a change in control of the Company. Capitalized terms which are not otherwise defined herein shall have the meanings assigned to such terms in Section 6 of this Agreement.

               SECTION 1. SEVERANCE PAYMENTS. In the event of your Involuntary Termination during the Change in Control Period, the Company shall pay you the following amounts, in one lump sum cash payment, promptly following your Involuntary Termination:

               (a) the full amount of any earned but unpaid base salary through the Date of Termination at the rate in effect at the time of the Notice of Termination;

               (b) a payment (calculated on the basis of our Reference Salary) for all unused vacation time which you may have accrued as of the Date of Termination;

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               (c) a pro rata portion of the annual bonus for the year in which your involuntary Termination occurs, calculated on the basis of your target bonus for that year and on the assumption that all performance targets have been or will be achieved; and

               (d) an amount (the "SEVERANCE PAYMENT") equal to three times your Annual Compensation.

         Your right to receive the Severance Payment shall be conditioned upon your execution of a release in favor of the Company which is in a form reasonably acceptable to the Company and which is not revoked by you within the revocation period provided therein (if any). The Severance Payment shall be reduced by any amount of severance payable under any other plan, arrangement or agreement under which you are entitled to receive cash severance payments from the Company.

                  SECTION 2. BENEFIT CONTINUATION; RETIREMENT BENEFITS.

                  (a) CONTINUATION. In the event of your Involuntary Termination during the Change in Control Period, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for your and your dependents immediately prior to such Involuntary Termination.

                  (b) RETIREMENT BENEFITS. This Agreement and any amounts payable to you hereunder shall in no way limit or impair the amount of any tax qualified or nonqualified pension or retirement benefits you are entitled to receive from the Company under any Company plan or arrangement in which you participate or under any contract or agreement with the Company to which you are a party. Any such pension and retirement benefits shall be in addition to any amounts payable to you under this Agreement.

                  SECTION 3. DATE AND NOTICE OF TERMINATION. Any termination of your employment by the Company or by you during the Change in Control Period shall be communicated by a notice of termination to the other party hereto (the "NOTICE OF TERMINATION"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company and its subsidiaries (the "DATE OF TERMINATION") shall be determined as follows: (1) if your employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), (ii) if your employment is terminated by the Company in an Involuntary Termination, five days after the date the Notice of Termination is received by you and (iii) if your employment is terminated by the Company for Cause, the date specified in the Notice of Termination, PROVIDED, that the events or circumstances cited by the Company as constituting Cause are not cured by you during the cure period in accordance with the terms hereof. If the basis for your Involuntary Termination is your resignation for Good Reason, the Date of Termination shall be ten days after the date your Notice of Termination is received by the Company, provided that the events or circumstances cited by you as constituting Good Reason are not cured by the Company during such period in accordance with the terms hereof. The Date of Termination for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice, which shall be no earlier than ten days after the date such notice is received by the Company, unless waived by the Company.

                  SECTION 4. NO MITIGATION OR OFFSET. You shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor shall the amount of any payment or


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benefit provided for herein be reduced by any compensation earned by you as the result of employment by another employer, except as specifically provided in clause (ii) of the definition of "Benefit Continuation Period."

                  SECTION 5. SUCCESSORS; BINDING AGREEMENT.

                  (a) ASSUMPTION BY SUCCESSOR. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place; PROVIDED, HOWEVER, that no such assumption shall relieve the Company of its obligations hereunder. As used herein, the "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform its obligations by operation of law or otherwise.

                  (b) ENFORCEABILITY; BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                  SECTION 6. DEFINITIONS. For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

                  "ANNUAL COMPENSATION" shall mean the sum of your Reference Salary and Reference Bonus.

                  "BENEFIT CONTINUATION PERIOD" means the period beginning on the Date of Termination and ending on the earlier to occur of (i) the third anniversary of the Date of Termination and (ii) the date that you and your dependents are eligible and elect coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to you and your dependents.

                  "CAUSE" shall mean (a) your felony conviction, (b) your willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or (c) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your resignation for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and which performance is not substantially corrected by you within ten days of receipt of such demand. For purposes of the previous sentence, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

                  "CHANGE IN CONTROL" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; PROVIDED, that without limitation, a Change in Control shall be deemed to have occurred if:


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                  (a) any individual, partnership, firm, corporation,
         association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act (other than the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any of its subsidiaries), is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company; or

                  (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three-quarters of the directors then still in office who either were directors at the beginning of the period or whose selection or nomination for election was previously so approved (but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board), cease for any reason to constitute a majority thereof; or

                  (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in each case with respect to which the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such transaction; or

               (d) all or substantially all of the assets of the Company are sold, liquidated or distributed;

PROVIDED, FURTHER, that an event described above shall not be deemed to be a Change in Control for purposes of this Agreement if the Board has approved such event prior to either (x) the occurrence of any of the events described in the foregoing clauses (a) and (b) or (y) the commencement by any person other than the Company of a tender offer for the Common Stock.

                  "CHANGE IN CONTROL DATE" shall mean the date on which a Change in Control occurs.

                  "CHANGE IN CONTROL PERIOD" shall mean the two-year period commencing on the Change in Control Date; PROVIDED, HOWEVER, that if your employment with the Company and its subsidiaries terminates prior to the Change in Control Date but on or after a Potential Change in Control Date, and it is reasonably demonstrated that your termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then the "Change in Control Period" shall mean, as applied to you, the two-year period beginning on the date immediately prior to the date of your termination of employment.

                  "CODE" shall mean the Internal Revenue Code of' 1986, as amended, and any successor provisions thereto.

                  "DATE OF TERMINATION" has the meaning assigned thereto in
Section 4.


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                  "DISABILITY" shall mean (a) your incapacity due to physical or mental illness which causes you to be absent from the full-time performance of your duties with the Company for six consecutive months and (b) your failure to return to full-time performance of your duties for the Company within 30 days after written Notice of Termination due to Disability is given to you. Any question as to the existence a Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if your are unable to make such selection, such selection shall be made by any adult member of your immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes hereunder.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.

                  "GOOD REASON" shall mean the occurrence of any of the following during the Change in Control Period:

                  (a) A meaningful and detrimental alteration in your position, titles, or nature or status of responsibilities (including reporting responsibilities) from those in effect immediately prior to the Change in Control Date;

                  (b) A reduction by the Company in your annual base salary as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter; or a reduction in your target annual bonus (expressed as a percentage of base salary) below the target in effect for you prior to the Change in Control Date;

                  (c) The relocation of the office of the Company where you are employed immediately prior to the Change in Control Date (the "CIC LOCATION") to a location which is more than 25 miles away from the CIC Location or the Company's requiring you to be based more than 25 miles away from the CIC Location (except for required travel on the Company's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control Date);

                  (d) The failure by the Company to continue to provide you with benefits at least as favorable in the aggregate to those enjoyed by you under the Company's savings, life insurance, medical, health and accident, disability, and fringe benefit plans and arrangements in which you were participating immediately prior to the Change in Control Date; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control;

                  (e) The failure of the Company to obtain an agreement from any successor to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Section 6(a) hereof,

                  (f) Any termination of your employment which is not effected pursuant to the terms of this Agreement; or

                  (g) A material breach by the Company of the provisions of this Agreement;

PROVIDED, HOWEVER, that an event described above in clause (a), (b), (d) or (g) shall not constitute Good Reason unless it is communicated by you to the Company in writing and is not corrected by the Company in a manner which


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is reasonably satisfactory to you (including full retroactive correction with respect to any monetary matter) within ten days of the Company's receipt of such written notice from you.

                  "INVOLUNTARY TERMINATION" shall mean (a) your termination of employment by the Company and its subsidiaries during the Change in Control Period other than for Cause or Disability or (b) your resignation of employment with the Company and its subsidiaries during the Change in Control Period for Good Reason.

                  "NOTICE OF TERMINATION" has the meaning assigned thereto in
Section 4.

                  "POTENTIAL CHANGE IN CONTROL" shall mean the earliest to occur of (a) the date on which the Company executes an agreement or letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change in Control, (b) the date on which the Board approves a transaction or series of transactions, the consummation of which would result in a Change in Control, or (c) the date on which a tender offer for the Company's voting stock is publicly announced, the completion of which would result in a Change in Control; PROVIDED, that no such event shall be a "Potential Change in Control" unless it is followed by a Change in Control on or prior to the first anniversary of the Potential Change in Control Date.

                  "POTENTIAL CHANGE IN CONTROL DATE" shall mean the date on which a Potential Change in Control occurs.

                  "REFERENCE BONUS" shall mean the greatest of (a) the average of the three annual bonuses paid to you prior to the Date of Termination, (b) the average of the three annual bonuses paid to you prior to the Change in Control Date and (c) your target annual bonus under the Company's annual incentive compensation plan for the year in which the Date of Termination occurs. If you have been eligible to receive fewer than three bonuses prior to such Date of Termination or the Change in Control Date, as applicable, the amounts described in clauses (a) and (b) hereof shall be calculated using such lesser number of annual bonuses.

                  "REFERENCE SALARY" shall mean the greater of (a) the annual rate of your base salary from the Company and its subsidiaries in effect immediately prior to the date of your Involuntary Termination and (b) the annual rate of your base salary from the Company and its subsidiaries in effect immediately prior to the Change in Control Date.



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                  SECTION 7. TREATMENT OF PARACHUTE PAYMENTS. Notwithstanding
anything in this Agreement to the contrary, if any amounts due to you under this Agreement and any other plan or program of the Company constitute a "parachute payment" (as such term is defined in Section 28OG(b)(2) of the Code), and the amount of the parachute payment, reduced by all federal, state, and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount you would receive if you were paid three times your "base amount" (as defined Section 28OG(b)(3) of the Code, less $1.00) reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount less $1.00. The determination to be made with respect to this paragraph shall be made by a national accounting firm jointly selected by the executives who have entered into this Agreement and paid by the Company, and which may be the Company's independent auditors. The provisions of this Section 7 may be effected only by reducing amounts payable to you under this Agreement and not by causing you to forego any amounts payable to you under any other Company plan, program, arrangement or agreement.

                  SECTION 8. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to


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the Cornerstone Properties Inc., Tower 56, 126 East 56th Street, New York, NY
10022, Attn: Secretary of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  SECTION 9. MISCELLANEOUS.

                  (a) AMENDMENTS, WAIVERS, ETC. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof, PROVIDED, HOWEVER that any employment agreement between you and the Company shall remain in full force and effect, subject to the last sentence of Section 1.

                  (b) VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  (c) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (d) NO CONTRACT OF EMPLOYMENT.Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company or shall affect the terms and conditions of your employment with the Company prior to the commencement of the Change in Control Period.

                  (e) WITHHOLDING. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

                  (f) SOURCE OF PAYMENTS. All payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be pal established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such night shall be no greater than the right of an unsecured creditor of the Company.

                  (g) HEADINGS. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                     Sincerely,

                                     CORNERSTONE PROPERTIES INC.


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                                     BY:
                                        ----------------------------------------
                                     NAME:  Rodney C. Dimock
                                     TITLE: President & Chief Operating Officer


                                     BY:
                                        ----------------------------------------
                                     NAME:  Thomas P. Loftus
                                     TITLE: Chief Administrative Officer


Agreed to as of this ___ day of _______, 1998


-----------------------------------
           [Employee]


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